                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                              BRENCO, INCORPORATED

                                       AT

                             $16.125 NET PER SHARE

                                       BY

                                   BAS, INC.

                          A WHOLLY OWNED SUBSIDIARY OF

                               VARLEN CORPORATION

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON THURSDAY, JULY 18, 1996 UNLESS THE OFFER IS EXTENDED.

    THE BOARD OF DIRECTORS OF BRENCO, INCORPORATED HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER (AS HEREINAFTER DEFINED) AND THE ACQUISITION AGREEMENT (AS HEREINAFTER DEFINED), HAS DETERMINED THAT THE TERMS OF THE OFFER, THE MERGER AND THE ACQUISITION AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF BRENCO, INCORPORATED AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES (AS HEREINAFTER DEFINED) PURSUANT TO THE OFFER.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS HEREINAFTER DEFINED) A NUMBER OF SHARES OF BRENCO, INCORPORATED WHICH, TOGETHER WITH THE SHARES BENEFICIALLY OWNED BY VARLEN CORPORATION, BAS, INC. AND/OR OTHER SUBSIDIARIES OF VARLEN CORPORATION, REPRESENTS AT LEAST TWO-THIRDS OF THE TOTAL NUMBER OF SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS. THE PURCHASER ESTIMATES THAT APPROXIMATELY 6,639,627 SHARES WILL NEED TO BE VALIDLY TENDERED (AND NOT VALIDLY WITHDRAWN) TO SATISFY THIS MINIMUM CONDITION (AS HEREINAFTER DEFINED). THE OFFER IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTIONS 1, 13 AND 16.

    VARLEN CORPORATION HAS ENTERED INTO A SHAREHOLDER TENDER AGREEMENT WITH CERTAIN SHAREHOLDERS OF BRENCO, INCORPORATED INCLUDING THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF BRENCO, INCORPORATED AND CERTAIN MEMBERS OF HIS FAMILY, PURSUANT TO WHICH, AMONG OTHER THINGS, SUCH SHAREHOLDERS HAVE AGREED (SUBJECT TO CERTAIN EXCEPTIONS) TO TENDER IN THE OFFER APPROXIMATELY 20.7% OF ALL OUTSTANDING SHARES.
                             ---------------------

                                   IMPORTANT

    ANY SHAREHOLDER DESIRING TO TENDER ALL OR A PORTION OF SUCH SHAREHOLDER'S SHARES SHOULD EITHER (1) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL AND MAIL OR DELIVER THE LETTER OF TRANSMITTAL TOGETHER WITH THE CERTIFICATE(S) EVIDENCING SUCH SHARES, AND ANY OTHER REQUIRED DOCUMENTS, TO THE DEPOSITARY OR TENDER SUCH SHARES PURSUANT TO THE PROCEDURE FOR BOOK-ENTRY TRANSFER SET FORTH IN SECTION 4 OR (2) REQUEST HIS BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR HIM. A
SHAREHOLDER WHOSE SHARES ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF SUCH SHAREHOLDER DESIRES TO TENDER SUCH SHARES.

    A SHAREHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE CERTIFICATES REPRESENTING SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE, OR WHO CANNOT COMPLY WITH THE PROCEDURES FOR BOOK-ENTRY TRANSFER ON A TIMELY BASIS, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURE FOR GUARANTEED DELIVERY SET FORTH IN SECTION 4.

    QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT OR TO THE DEALER MANAGER AT THEIR RESPECTIVE ADDRESSES AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL, THE NOTICE OF GUARANTEED DELIVERY AND OTHER RELATED MATERIALS MAY BE DIRECTED TO THE INFORMATION AGENT, THE DEALER MANAGER, OR TO BROKERS, DEALERS, COMMERCIAL BANKS OR TRUST COMPANIES.
                             ---------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                                LEHMAN BROTHERS

June 20, 1996

                               TABLE OF CONTENTS

SECTION                                                      PAGE
- -------                                                      -----
INTRODUCTION...............................................     1
    1.   Terms of the Offer; Expiration Date...............     4
    2.   Acceptance of and Payment for Shares..............     4
    3.   Withdrawal Rights.................................     5
    4.   Procedures for Accepting the Offer and Tendering
          Shares...........................................     6
    5.   Certain Income Tax Consequences...................     8
    6.   Market Prices of Shares; Dividends................     9
    7.   Certain Effects of the Offer......................     9
    8.   Certain Information Concerning the Company........    10
    9.   Certain Information Concerning the Purchaser and
          Varlen...........................................    12
   10.   Background of the Offer...........................    14
   11.   Purpose of the Offer and the Merger; Plans for the    16
          Company; the Acquisition Agreement and
          Shareholder Tender Agreement.....................
   12.   Source and Amount of Funds........................    24
   13.   Certain Conditions of the Offer and the Merger....    25
   14.   Dividends and Distributions.......................    27
   15.   Certain Legal Matters.............................    28
   16.   Extension of Tender Period, Termination and
          Amendments.......................................    31
   17.   Certain Fees and Expenses.........................    32
   18.   Miscellaneous.....................................    33
Schedule A -- Directors and Executive Officers of Varlen
and the Purchaser..........................................   A-1

TO THE HOLDERS OF COMMON STOCK OF BRENCO, INCORPORATED:

                                  INTRODUCTION

    BAS, Inc., a Virginia corporation (the "Purchaser") and a wholly owned subsidiary of Varlen Corporation, a Delaware corporation ("Varlen"), hereby offers to purchase all outstanding shares of the Common Stock, par value $1.00 per share (the "Shares"), of Brenco, Incorporated, a Virginia corporation (the "Company"), at $16.125 per Share, net to the seller in cash, without any interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares pursuant to the Offer. The Purchaser will pay charges and reimbursable expenses of Lehman Brothers Inc., which is acting as the Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), Harris Trust Company of New York, which is acting as the Depositary (the "Depositary") and D.F. King & Co., Inc., which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE ACQUISITION AGREEMENT, HAS DETERMINED THAT THE TERMS OF THE OFFER, THE MERGER AND THE ACQUISITION AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE A NUMBER OF SHARES OF THE COMPANY WHICH, TOGETHER WITH THE SHARES BENEFICIALLY OWNED BY VARLEN, THE PURCHASER AND/OR OTHER SUBSIDIARIES OF VARLEN, REPRESENTS AT LEAST TWO-THIRDS OF THE TOTAL NUMBER OF SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). THE OFFER IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTIONS 1, 13 AND 16.

    Wheat, First Securities, Inc., has delivered to the Company's Board of Directors its opinion that the consideration to be received by the shareholders of the Company pursuant to the Offer and the Merger is fair to such shareholders from a financial point of view. The Purchaser has been advised by the Company that a copy of such opinion will be set forth in full as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") which is being distributed to the Company's shareholders. Shareholders are urged to read the opinion in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by Wheat, First Securities, Inc.

    The purpose of the Offer is to facilitate the acquisition of all of the outstanding Shares and thereby to enable Purchaser to acquire control of, and the entire equity interest in, the Company. The Offer will be followed by the Merger which will enable the Purchaser to acquire all outstanding Shares not tendered and purchased pursuant to the Offer or acquired pursuant to the Shareholder Tender Agreement (as hereinafter defined).

    The Offer is being made pursuant to an Acquisition Agreement, dated as of June 15, 1996 (the "Acquisition Agreement"), by and among Varlen, the Purchaser and the Company. Pursuant to the Acquisition Agreement, and subject to the satisfaction or waiver of the conditions set forth therein, the Purchaser has agreed to make the Offer and purchase any and all Shares validly tendered and not withdrawn following the later of (i) the expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the Offer and (ii) the Expiration Date. After the completion of the Offer, the Purchaser will be merged with and into the Company (the "Merger") and each Share then outstanding (other than Shares held by Varlen, the Purchaser or any direct or indirect subsidiary of Varlen, the Purchaser or the Company, and Shares with respect to which dissenter's rights under the Virginia Stock Corporation Act, as amended (the "Virginia Act") are properly exercised) will be converted upon effectiveness of the

Merger (the "Effective Time") into the right to receive $16.125 in cash, without any interest. Following the consummation of the Merger, the Company will continue as the surviving corporation and will be a wholly owned subsidiary of Varlen.

    The Acquisition Agreement provides that, promptly upon the acceptance for payment of, and payment by the Purchaser in accordance with the Offer for, Shares constituting 50% or more of all Shares then outstanding pursuant to the Offer, and from time to time thereafter, the Purchaser will be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give the Purchaser representation on the Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors multiplied by the percentage that such number of Shares so accepted for payment and paid for or owned by Varlen or the Purchaser bears to the total number of Shares outstanding; PROVIDED, HOWEVER, that the Purchaser shall have the right (in its discretion) to designate a number of directors less than such product; AND PROVIDED FURTHER, HOWEVER, that at all times prior to the Merger there shall be at least two members of the Board of Directors of the Company selected by the current members of such Board. In the Acquisition Agreement, the Company has agreed to use its best efforts to cause the Purchaser's designees to be elected to the Company's Board of Directors (including mailing to the Company's shareholders the information required by Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14f-1 promulgated thereunder) and to use its reasonable best efforts to cause the resignation of current directors, and/or an increase in the number of the Company's directors, as may be directed by Varlen and required to implement the foregoing.

    The Merger is subject to the satisfaction of various conditions, including, among other things, approval by the shareholders of the Company if required under the Virginia Act. If the Purchaser acquires the number of Shares required to satisfy the Minimum Condition, it will control two-thirds of the outstanding Shares on a fully diluted basis. Accordingly, the Purchaser would have sufficient voting power to approve the Merger at a meeting of shareholders to vote thereon. In the event that as a result of the Offer, Varlen owns 90% or more of the outstanding Shares, the Purchaser and Varlen would be able to effect the Merger pursuant to the short form merger provisions of the Virginia Act without any action by any other shareholder of the Company, but subject to the requirements of the Virginia Act that a copy of the Acquisition Agreement be mailed to shareholders and to the applicable dissenter's rights provisions of the Virginia Act.

    In connection with the Merger, the Company has agreed that it shall take all action necessary, in accordance with the Virginia Act and its charter and bylaws, to convene a meeting of its shareholders as promptly as practicable to consider and vote upon the Merger (if and to the extent required by the Virginia
Act), and to not take any action which would result in the affirmative vote of shareholders required for approval of the Merger to be greater than two-thirds of the votes entitled to be cast. Unless in the written opinion of legal counsel to the Company (the delivery of which shall be confirmed in writing to Varlen by such counsel) any of the following actions would create a substantial risk of violating the fiduciary duties of the Board of Directors to the shareholders of the Company, the Company has also agreed: (i) that the proxy or information statement with respect to any meeting of the Company's shareholders or other corporate action to approve the Acquisition Agreement and the Merger, shall contain the recommendation of the Board of Directors that the shareholders of the Company vote to adopt and approve the Merger and the Acquisition Agreement, and (ii) if proxies are solicited, to use its reasonable best efforts to solicit from its shareholders proxies in favor of such adoption and approval and to take all other action necessary or, in the reasonable judgment of Varlen, helpful to secure the vote or consent of shareholders required by the Virginia Act to effect the Merger. At such meeting of the shareholders of the Company, Varlen, the Purchaser and their direct and indirect subsidiaries will vote all of the Shares then owned by any of them in favor of the Merger.

    Holders of Shares may, in certain circumstances, have a statutory right to dissent from the Merger and demand the "fair value" of their Shares under the Virginia Act, provided they follow the procedures established by the Virginia Act to exercise and perfect such right. Any dissenting shareholders will have only such rights and privileges as a shareholder of the Company as are provided for under Article 15 (DISSENTER'S RIGHTS) of the Virginia Act. See Section 11.

    Simultaneously with entering into the Acquisition Agreement, Varlen entered into a Shareholder Tender Agreement (the "Shareholder Tender Agreement") with certain shareholders of the Company (the "Tendering Shareholders"), including Needham B. Whitfield, Chairman and Chief Executive Officer of the Company, Anne Whitfield Kenny (whose husband, John C. Kenny, is a director of the Company), and certain members (and trusts for the benefit of members) of their family. Pursuant to the Shareholder Tender Agreement, each Tendering Shareholder has agreed to tender (subject to certain possible exceptions) pursuant to the Offer and before the Expiration Date all of the Shares owned of record or beneficially by such Tendering Shareholder (except for 50,000 Shares in the aggregate which may be contributed to charity) on the date of the Shareholder Tender Agreement, together with any Shares acquired by any such Tendering Shareholder prior to the termination of the Shareholder Tender Agreement. As of the date hereof, the Tendering Shareholders beneficially own 2,108,343 Shares, or approximately 20.7% of all outstanding Shares.

    The Acquisition Agreement and the Shareholder Tender Agreement are more fully described in Section 11 of this Offer to Purchase. Shareholders are encouraged to read that Section carefully, together with all other terms and conditions of the Offer, before deciding whether to tender their Shares.

    According to the Company, on June 14, 1996 there were (i) 10,207,440 Shares (including 62,576 restricted Shares issued pursuant to the Company's restricted stock plan) outstanding, and (ii) 442,000 shares reserved for issuance upon the exercise of outstanding stock options issued pursuant to Company stock option plans. As of the date of this Offer to Purchase, a subsidiary of Varlen beneficially owns 460,000 Shares. Based on the foregoing, the Minimum Condition will be satisfied if 6,639,627 Shares are validly tendered and not withdrawn prior to the Expiration Date.

    THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JULY 18, 1996, UNLESS THE OFFER IS EXTENDED.

    THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING. ANY SUCH SOLICITATION WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY OR SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and will pay for any and all Shares validly tendered on or prior to the Expiration Date and not withdrawn in accordance with Section 3 of this Offer to Purchase. The term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, July 18, 1996, unless the Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. See Section 16.

    The  Offer  is  subject  to  certain conditions  set  forth  in  Section 13, including satisfaction of the Minimum Condition and the expiration or termination of the waiting period applicable to the Purchaser's acquisition of Shares pursuant to the Offer under the HSR Act. If any condition to the Purchaser's obligation to purchase shares is not satisfied prior to the payment for any such Shares, the Purchaser may (i) terminate the Offer and return all tendered Shares to tendering shareholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in Section 3, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered by the Expiration Date and not withdrawn, or (iv) delay acceptance for payment of or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions of the Offer.

    The Acquisition Agreement provides that, unless previously approved by the Company, the Purchaser will not reduce the price to be paid per Share pursuant to the Offer, change the form of consideration to be paid in the Offer or the Merger, increase the Minimum Condition or amend the terms of the Offer (including any of the conditions set forth in Section 13) in a manner that is materially adverse to the holders of Shares. For a description of the Purchaser's right to extend the period of time during which the Offer is open, and to amend, delay or terminate the Offer, see Section 16.

    The Company has provided the Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

    2. ACCEPTANCE OF AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, any and all Shares validly tendered and not withdrawn following the later of (i) the expiration or termination of all waiting periods under the HSR Act that are applicable to the purchase of Shares pursuant to the Offer, and (ii) the Expiration Date. In addition, the Purchaser expressly reserves the right, in its sole discretion, to delay the acceptance of, or payment for, Shares in order to comply, in whole or in part, with any applicable law. See Section 15. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares or timely confirmation of book-entry  transfer  (a  "Book-Entry  Confirmation") of  such  Shares  into the
Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 4, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal.

    For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) tendered Shares as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. Payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payments to tendering shareholders. The Purchaser will not, under any circumstances, pay any interest on the purchase price, regardless of any delay in making such payment.

    If any tendered Shares are not purchased pursuant to the Offer, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of book-entry transfer within a Book-Entry Transfer Facility, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

    The Purchaser will pay all stock transfer taxes, if any, payable with respect to the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing any Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder or such other person) payable on account of such payment or transfer to such person will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted.

    The Purchaser expressly reserves the right to transfer or assign to Varlen or to one or more of Varlen's direct or indirect wholly owned subsidiaries the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but no such transfer or assignment will relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    If, prior to the Expiration Date, the Purchaser shall decide, in its sole discretion, to increase the consideration offered to shareholders pursuant to the Offer, such increased consideration shall be paid to all holders of Shares accepted for payment and paid for pursuant to the Offer.

    3. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer will be irrevocable, except that Shares tendered may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment, may also be withdrawn after August 18, 1996. If the Purchaser is delayed in its acceptance or purchase of or payment for Shares or is unable to purchase or pay for Shares for any reason, then, without prejudice to the Purchaser's rights under Sections 1, 13 and 16, tendered Shares may be retained by the Depositary on behalf of the Purchaser and may not be withdrawn except as permitted by this Section 3 and subject to Rule 14e-1(c) under the Exchange Act. See Section 16.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses specified on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and, if certificates representing such Shares have been delivered or otherwise identified to the Depositary, the name(s) in which such certificate(s) is (are) registered, if different from the name of the person tendering such Shares. If certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office, branch or agency in the United States or any other institution that is a member of the Medallion Signature Guaranty Program (each being referred to herein as an "Eligible Institution"). If Shares have been tendered pursuant to the procedure for book-entry tender as set forth in Section 4, the notice of withdrawal must specify the name and account number(s) of the account(s) at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. None of Varlen, the Purchaser, the Dealer Manager, the Depositary or the Information Agent will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notice. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding.

    Withdrawals of Shares tendered may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Shares, however, may be retendered by following one of the procedures described in Section 4 at any time prior to the Expiration Date.

    4.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

    VALID TENDER. In order for a holder of Shares to validly tender Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, on or prior to the Expiration Date. Either (i) the certificates for such Shares must be delivered to the Depositary or (ii) such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message (as defined below), if the tendering shareholder has not delivered a Letter of Transmittal), in each case on or prior to the Expiration Date. Delivery of documents to a Book-Entry Transfer Facility does not constitute delivery to the Depositary. Alternatively, the tendering shareholder may comply with the guaranteed delivery procedure set forth below. The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgement from a participant in the system established by such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such Letter of Transmittal against such participant.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry transfer of the Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedure for such transfer. Even if delivery of Shares is to be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof) along with any required signature guarantees and any other required documents, or an Agent's Message, must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase on or prior to the Expiration Date, or the shareholder must comply with the guaranteed delivery procedure set forth below.

    SIGNATURE GUARANTEES. If the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and payment is to be made directly to such registered holder, or if Shares are tendered for the account of an Eligible Institution, no signature guarantee is required. In all other cases, signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not accepted for payment or not tendered are to be returned to a person other than the registered holder, then certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or the names of the registered owner or owners appear on certificates, with the signature(s) on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such holder's certificates are not immediately available, or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following conditions are met:

        (i) such tenders are made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Purchaser is received by the Depositary as provided below by the Expiration Date; and

       (iii) the certificates for all tendered Shares in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantee and any other documents required by the Letter of Transmittal, or an Agent's Message, are received by the Depositary within three National Association of Securities Dealers, Inc. Automated Quotation System trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by facsimile transmission, or by mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

    In all cases, payment for Shares tendered and purchased pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely Book-Entry Confirmation), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal.

    OTHER  REQUIREMENTS.   By  executing a  Letter of  Transmittal as  set forth
above, a tendering shareholder irrevocably appoints designees of the Purchaser as his proxies, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and purchased by the Purchaser (and any and all other Shares and other securities issued or issuable in respect thereof on or after June 15,
1996) prior to the time of any shareholder vote or other action. All such proxies shall be irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such appointment, all prior proxies given by such shareholder with respect to such purchased Shares or other securities will be revoked and no subsequent proxies may be given. The designees of the Purchaser will, with respect to such Shares and other securities, be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company's shareholders, by written consent or otherwise. The Purchaser reserves the right to require that, in order for Shares to be validly tendered, immediately upon the acceptance for payment of such Shares, the Purchaser be able to exercise full voting and other rights of a record and beneficial holder, including rights in respect of acting by written consent, with respect to such Shares (and any and all other securities as set forth above).

    THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING DELIVERY THROUGH A BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS TO BE BY MAIL, INSURED REGISTERED MAIL, RETURN RECEIPT REQUESTED IS RECOMMENDED. AMPLE TIME SHOULD BE ALLOWED FOR SUCH DOCUMENTS TO REACH THE DEPOSITARY. EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION 4, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY.

    BACK-UP FEDERAL INCOME TAX WITHHOLDING. Under the federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain shareholders pursuant to the Offer. To prevent such backup federal income tax withholding, each such shareholder must provide the Depositary with his correct taxpayer identification number and certify that such shareholder is not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser and Varlen, in their sole discretion, whose determination will be final and binding. The Purchaser and Varlen reserve the absolute right to reject any or all tenders determined by them not to be in proper form or the acceptance of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser and Varlen also reserve the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Shares or any particular shareholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Varlen, the Purchaser, the Dealer Manager, the Depositary or the Information Agent will be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notice. The Purchaser's and Varlen's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

    5. CERTAIN INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer or for Shares pursuant to the Merger will be taxable for federal income tax purposes and may be taxable under applicable state, local, foreign and other tax laws. The tax consequences of such receipt may vary depending upon, among other things, the particular circumstances of the shareholder. In general, a shareholder will recognize gain or loss equal to the difference between the amount of cash received and his tax basis for his Shares. Such gain or loss will generally be capital gain or loss provided that such shareholder held his Shares as a capital asset, and will be long-term capital gain or loss if, on the date of sale, such Shares were held for more than one year. Otherwise, such gain or loss will be short-term capital gain or loss.

    The foregoing may not be applicable to shareholders who acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation or who are not citizens or residents of the United States or who are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (such as life insurance companies, tax exempt entities and regulated investment companies).

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER IS URGED TO CONSULT HIS OWN TAX ADVISORS TO DETERMINE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO SUCH SHAREHOLDER, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

    6. MARKET PRICES OF SHARES; DIVIDENDS. The Shares are traded in the over-the-counter market, under the symbol "BREN." The Shares are quoted in the National Association of Securities Dealers, Inc. ("NASD") Automated Quotation System ("NASDAQ") National Market System. The following table sets forth, for the calendar periods shown, the range of high and low sales prices for the Shares as quoted in the NASDAQ National Market System for such periods, in each case as reported by published financial sources, and the cash dividend paid by the Company for each such quarter. NASDAQ National Market System quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and do not necessarily reflect actual transactions.

                                                                          QUARTERLY
                                                     HIGH       LOW       DIVIDEND
                                                   --------   --------   -----------
YEAR ENDED DECEMBER 31, 1994
  1st    Quarter.................................  $12 1/2    $ 8 1/4     $     .05
  2nd    Quarter.................................   13 1/4      9 1/8           .05
  3rd    Quarter.................................   14         11 1/2           .06
  4th    Quarter.................................   13 1/4     11 1/4           .06
YEAR ENDED DECEMBER 31, 1995
  1st    Quarter.................................  $13        $10 5/8     $     .06
  2nd    Quarter.................................   14 1/4     12               .07
  3rd    Quarter.................................   12 5/8      9 3/16          .07
  4th    Quarter.................................   12         10 1/8           .07
YEAR ENDING DECEMBER 31, 1996
  1st    Quarter.................................  $12 13/16  $ 9         $     .07
  2nd    Quarter (through June 19, 1996).........   16 1/4     12 1/8        --

    On June 14, 1996, the last full day of trading prior to the announcement of the Purchaser's intention to make the Offer, the last reported sale price for the Shares, as reported in the NASDAQ National Market System, was $12.25 per Share, according to published sources. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

    7. CERTAIN EFFECTS OF THE OFFER. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may also be expected to reduce the number of holders of Shares. Such reductions could adversely affect the liquidity and market value of the remaining Shares held by the public.

    NASDAQ QUOTATION. Depending on the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NASD for continued inclusion in the NASDAQ National Market System (the top tier market of The NASDAQ Stock Market), which require that an issuer have at least 200,000 publicly held shares, held by at least 400 shareholders or 300 shareholders of round lots, with a market value of $1,000,000, and have net tangible assets of at least either $1,000,000, $2,000,000 or $4,000,000, depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Shares might nevertheless continue to be included in the NASD's NASDAQ Stock Market, with quotations published in the NASDAQ "additional list" or in one of the "local lists", but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for NASDAQ reporting and NASDAQ would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NASD for continued inclusion in The NASDAQ Stock Market or the NASDAQ National Market System, as the case may be, the market for Shares could be adversely affected.

    In the event that the Shares no longer meet the requirements of the NASD for quotation through NASDAQ and the Shares are no longer included in The NASDAQ Stock Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors. The Purchaser has been advised by the Company that, as of June 15, 1996, there were approximately 1,951 record holders of Shares.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Securities and Exchange Commission (the "Commission") if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and the Commission and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy or information statement in connection with shareholders' meetings pursuant to
Section 14(a) or (c) and the related requirement of an annual report) no longer applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If, as a result of purchases pursuant to the Offer or otherwise, the Company is no longer required to maintain registration of the Shares under the Exchange Act, the Purchaser intends to cause the Company to apply for termination of such registration. See Section 11.

    MARGIN REGULATIONS. The Shares are presently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities for the purpose of buying, carrying or trading in securities ("Purpose Loans"). In the event that the Shares were no longer quoted in the NASDAQ National Market System (which depends on factors such as the number of holders of the Shares and the number and market value of publicly-held Shares (see NASDAQ QUOTATION above)), the Shares would no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

    RULE 13E-3. The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or other transactions following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining shares not held by it. However, Rule 13e-3 would be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other transactions or (ii) the Merger or another business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share for each class of Share in the Merger or other business combination is at least equal to the amount paid per Share for such class of Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the Commission and disclosed to shareholders prior to the consummation of the transaction.

    8. CERTAIN INFORMATION CONCERNING THE COMPANY. The Company is a Virginia corporation with its principal executive offices located at One Park West Circle, Midlothian, Virginia 23113, telephone (804) 794-1436. According to information filed by the Company with the Commission, the Company is primarily engaged in the manufacture, sale and servicing of roller bearings; the manufacture and sale of automotive forgings; the provision of third party railcar switching services; and the operation of short-line railroads.

    Set forth below is a summary of certain selected financial information with respect to the Company and its subsidiaries for the fiscal years ended December 31, 1995, December 31, 1994 and December 31, 1993 and for the three-month periods ended March 31, 1996 and March 31, 1995, which has been excerpted or derived from the audited consolidated financial statements contained in the Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 1995 and December 31, 1994, and from unaudited consolidated financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such documents and all of the financial statements and related notes contained therein.

                              BRENCO, INCORPORATED
                         SELECTED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       THREE MONTHS ENDED
                                                           MARCH 31,          FISCAL YEAR ENDED DECEMBER 31,
                                                      --------------------  -----------------------------------
                                                        1996       1995        1995         1994        1993
                                                      ---------  ---------  -----------  -----------  ---------
                                                          (UNAUDITED)
INCOME STATEMENT DATA:
  Net sales.........................................  $  32,875  $  35,232  $   127,139  $   117,897  $  98,724
  Costs and expenses................................     28,825     29,224      110,177      102,727     89,413
  Interest expense..................................        178        214          723          799        741
  Income before income taxes........................      4,123      5,979       16,909       14,555      6,893
  Net income........................................      2,571      3,640       10,660        8,802      4,241
  Earnings per share:
    Net income per share............................        .25        .36         1.05          .88        .43
    Average shares outstanding......................     10,189     10,102       10,135       10,050      9,942
BALANCE SHEET DATA:
  Current assets....................................  $  56,780  $  49,171  $    49,520  $    41,968  $  36,900
  Total assets......................................     93,041     84,743       86,278       76,569     69,629
  Current liabilities...............................     11,962     12,297        8,438        7,530      8,312
  Long-term debt....................................      8,184      9,540        8,212        9,567     10,000
  Shareholders' equity..............................     66,134     58,777       63,999       55,498     48,289

    CERTAIN COMPANY PROJECTIONS. Prior to entering into the Acquisition Agreement, Varlen conducted a due diligence review of the Company and in connection with such review received certain non-public business and financial information from the Company including summary business plans comprised of income, balance sheet and cash flow statements, financial plans and certain historical data detailing sales, costs and expenses and balance sheet data. Certain projected information included in the non-public business and financial records of the Company included that (i) net sales for the Company for the fiscal years ending December 31, 1996 through 1998 would be approximately $125 million, $124 million and $130 million, respectively and (ii) net income for the Company for the fiscal years ending December 31, 1996 through 1998 would be approximately $9.6 million, $9.7 million and $10.3 million, respectively. None of the assumptions which form the basis for the projected information give effect to the Offer, the Merger or the financing thereof or the potential combined operations of Varlen and the Company after consummation of such transactions.

    THE COMPANY HAS ADVISED THAT THE ABOVE PROJECTIONS AND FORECASTS WERE PREPARED FOR INTERNAL PURPOSES ONLY, WERE NOT PREPARED WITH A VIEW TO COMPLIANCE WITH THE COMMISSION'S PUBLISHED GUIDELINES FOR DISCLOSURE OF FORWARD-LOOKING INFORMATION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS, AND WERE NOT INTENDED FOR PUBLIC DISSEMINATION. THE FOREGOING PROJECTIONS AND FORECASTS ARE NECESSARILY BASED ON ASSUMPTIONS AS TO FACTS WHICH ARE NOT WITHIN THE COMPANY'S CONTROL. NO ASSURANCE CAN BE GIVEN THAT SUCH PROJECTIONS OR FORECASTS WILL PROVE TO BE

ACCURATE TO ANY EXTENT AND NONE OF VARLEN, THE PURCHASER, THE COMPANY OR ANY OF THEIR RESPECTIVE ADVISORS OR ANY OTHER PARTY WHO RECEIVED SUCH INFORMATION ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OF SUCH PROJECTIONS OR FORECASTS. VARLEN AND THE PURCHASER HAVE INCLUDED SUCH PROJECTIONS AND FORECASTS HEREIN ONLY BECAUSE VARLEN WAS PROVIDED THEM PRIOR TO THE EXECUTION OF THE ACQUISITION AGREEMENT. ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, THESE PROJECTIONS AND FORECASTS ARE BASED UPON A VARIETY OF ASSUMPTIONS RELATING TO THE BUSINESSES OF THE COMPANY WHICH MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. THERE CAN BE NO ASSURANCE THAT THE PROJECTIONS AND FORECASTS SET FORTH ABOVE WILL BE REALIZED, AND ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE SHOWN. THE PROJECTIONS AND FORECASTS HAVE NOT BEEN EXAMINED OR COMPILED BY THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS. THE INCLUSION OF SUCH PROJECTIONS AND FORECASTS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT VARLEN, THE PURCHASER, THE COMPANY, ANY OF THEIR RESPECTIVE ADVISORS OR ANY OTHER PARTY WHO RECEIVED SUCH INFORMATION CONSIDERS IT AN ACCURATE PREDICTION OF FUTURE EVENTS.

    Except where otherwise stated, the information concerning the Company contained in this Offer to Purchase or incorporated herein by reference has been taken from or based upon publicly-available documents and records on file with the Commission and other public sources or was provided by the Company. Although the Purchaser has no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, neither Varlen nor the Purchaser can take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information which are unknown to Varlen or the Purchaser.

    The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, the Company's directors and officers, their remuneration, stock options and restricted stock granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters, is required to be disclosed in proxy statements and annual reports distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information may be inspected at the Commission's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection at the following regional offices of the
Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies may be obtained, by mail, for prescribed rates from the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such information should also be available for inspection at the offices of NASDAQ Operations, 1735 K Street, N.W., Washington, D.C. 20006.

    9. CERTAIN INFORMATION CONCERNING THE PURCHASER AND VARLEN. The Purchaser is a newly incorporated Virginia corporation and a wholly owned subsidiary of Varlen. To date, the Purchaser has engaged in no activities other than those in connection with the Offer. The principal executive offices of the Purchaser and Varlen are located at 55 Shuman Boulevard, P.O. Box 3089, Naperville, Illinois, 60566-7089, telephone (708) 420-0400.

    The name, business address, citizenship, present principal employment or occupation and employment history for the past five years of each of the directors and executive officers of the Purchaser and Varlen are set forth in Schedule A to this Offer to Purchase.

    Varlen, a Delaware corporation, was formed in 1969. Varlen is a manufacturer of (i) aluminum permanent mold and die castings and structural molded plastic components for trucks and trailers; (ii) components for railcars and locomotives; (iii) remanufactured crankshafts and camshafts and railroad track fastener systems; (iv) automatic transmission reaction plates, steering column and transmission components, seat frame brackets and precision stamped metal components and weldments for cars and light trucks; and (v) instruments to improve yield, certify products and monitor regulatory standards for petroleum products.

    Except as set forth in this paragraph or elsewhere in this Offer to Purchase, and except for 460,000 shares beneficially owned by a subsidiary of Varlen, neither the Purchaser nor Varlen nor, to the best of their knowledge, any of the persons listed in Schedule A hereto nor any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any equity securities of the Company and neither the Purchaser nor Varlen nor, to the best of their knowledge, any of the persons or entities referred to above, nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in such equity securities during the past 60 days.

    Except as set forth in this Offer to Purchase, neither the Purchaser nor Varlen nor, to the best of the knowledge of Varlen and the Purchaser, any of the persons listed in Schedule A hereto, has any contract, arrangement, understanding or relationship (whether or not legally enforceable) with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions which have occurred since January 1, 1993, between Varlen, the Purchaser, or any of Varlen's other subsidiaries or, to the best of the knowledge of Varlen and the Purchaser, any of the persons listed in Schedule A hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning: a merger, consolidation or acquisition; a tender offer or other acquisition of securities; an election of directors; or a sale or other transfer of a material amount of assets. Except as described in this Offer to Purchase, neither the Purchaser nor Varlen nor, to the best of the knowledge of Varlen and the Purchaser, any of the persons listed in Schedule A hereto, has since January 1, 1993 had any transaction with the Company or any of its executive officers, directors or affiliates which would require disclosure under the rules and regulations of the Commission applicable to the Offer.

    Except as set forth in this Offer to Purchase, during the last five years, neither the Purchaser nor Varlen nor, to the best of the knowledge of Varlen and the Purchaser, any of the persons listed on Schedule A (i) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or
(ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, Federal or state securities laws or finding any violation of such laws.

    Until immediately prior to the time the Purchaser purchases the Shares pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer. Because the Purchaser is a newly formed corporation and has minimal assets and capitalization, no meaningful financial information regarding the Purchaser is available.

    Varlen is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Varlen's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and executive officers, their remuneration, stock options granted to them, the principal holders of Varlen's securities and any material interest of such persons in transactions with Varlen and other matters is required to be disclosed in proxy statements and annual reports distributed to Varlen's stockholders and filed with the Commission. Such reports, proxy statements and other information may be examined, and copies may be obtained from the Commission in the same manner set forth in Section 8 with respect to information concerning the Company. Such information should also be available for inspection at the offices of the NASDAQ Operations, 1735 K Street, N.W., Washington, D.C. 20006.

    Set forth below is a summary of certain selected financial information of Varlen and its subsidiaries for the fiscal years ended January 31, 1996, January 31, 1995 and January 31, 1994 and for the three-month periods ended May 4, 1996 and April 29, 1995, which has been excerpted or derived from the audited consolidated financial statements contained in Varlen's Annual Report on Form 10-K for the fiscal years ended January 31, 1996 and January 31, 1995 and from unaudited financial information contained in the Company's Quarterly Report on Form 10-Q for the quarter ended May 4, 1996. More comprehensive financial information is included in such reports and other documents filed by Varlen with the Commission, and the following summary is qualified in its entirety by reference to such document and all of the financial statements and related notes contained therein.

                               VARLEN CORPORATION
                         SELECTED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     THREE MONTHS ENDED
                                                  ------------------------      FISCAL YEAR ENDED JANUARY 31,
                                                                APRIL 29,   -------------------------------------
                                                  MAY, 4 1996     1995         1996         1995         1994
                                                  -----------  -----------  -----------  -----------  -----------
                                                        (UNAUDITED)
INCOME STATEMENT DATA:
  Net sales.....................................  $    91,975  $   106,969  $   386,987  $   341,521  $   291,908
  Cost of sales.................................       68,178       79,611      290,052      260,469      221,988
  Selling, general and administrative
   expenses.....................................       14,254       15,289       57,762       50,436       45,087
  Interest expense, net.........................        1,053        1,173        4,467        4,762        6,110
  Income before income taxes....................        8,490       10,896       34,706       25,854       18,723
  Net earnings..................................        4,822        6,156       19,609       14,762       10,766
  Earnings per share*:
    Primary earnings per share..................          .79         1.01         3.19         2.44         1.80
    Fully diluted earnings per share............          .60          .75         2.43         1.92         1.57
  Average shares outstanding*:
    Primary.....................................        6,095        6,101        6,141        6,064        5,986
    Fully diluted...............................        9,159        9,166        9,199        9,136        8,062
BALANCE SHEET DATA:
  Current assets................................  $   112,008  $   119,118  $   111,514  $   111,535  $    84,575
  Total assets..................................      234,123      232,214      230,874      220,186      186,264
  Current liabilities...........................       44,201       57,734       44,470       53,822       35,529
  Long-term debt................................       73,403       72,790       73,398       72,788       72,698
  Shareholders' equity..........................      101,399       86,766       97,953       79,031       63,644

- ------------------------
*Amounts prior to May 4, 1996 have been restated for a 10% stock dividend declared on May 29, 1996 and payable on July 15, 1996.

    10. BACKGROUND OF THE OFFER. On December 11, 1995, at Varlen's request, two senior officers of Varlen, Richard L. Wellek, President and Chief Executive Officer, and Raymond A. Jean, Executive Vice President and Chief Operating Officer, visited the Company's facilities in Petersburg, Virginia and met with Needham B. Whitfield, Chairman of the Board of the Company and Chief Executive Officer, J. Craig Rice, President and Chief Operating Officer, and Howard J. Bush, Vice President -- Marketing. After a presentation by Mr. Bush of the Company's markets and businesses, the Varlen executives were given a tour of the manufacturing facilities, and afterwards a general discussion ensued. The Varlen executives pointed to a variety of changes in the railroad markets domestically and internationally, and proposed that a large supplier, with a wide variety of products important to the rail industry, would be better positioned to deal with these changing conditions. The Varlen executives asked the Company if they would be interested in combining with Varlen to form such a supplier. The Company's executives agreed to think about the proposition, and to have further discussions with Varlen.

    On January 25, 1996, Mr. Wellek, together with George W. Hoffman, Railroad Group Vice President for Varlen, returned to Petersburg and resumed discussions with Messrs. Whitfield, Rice, and Bush. A number of marketing synergies were identified between the two companies, and both parties agreed to explore each other's operations in greater depth.

    On  February  20, 1996,  Messrs Whitfield,  Rice  and Bush  visited Keystone
Industries, Inc. in Camp Hill, Pennsylvania. Keystone is a manufacturer of railroad equipment components and a wholly owned subsidiary of Varlen. After a tour of the facilities, further discussions about operations and railroad markets were conducted with Messrs. Wellek and Hoffman.

    On February 21, 1996, Messrs. Whitfield and Rice accompanied Mr. Wellek to Vassar, Michigan to tour two automotive parts plants of a Varlen subsidiary and meet local managers of these operations. Business philosophies, marketing strategies, organizational culture and operating methods were discussed.

    On March 11, 1996, Mr. Wellek visited Messrs. Whitfield and Rice at the Company's administrative headquarters in Midlothian, Virginia to discuss whether there was enough fit between the two companies to explore in earnest the possibility of a business combination. The two companies agreed to continue discussions.

    On March 20, 1996, Messrs. Wellek and Jean met Mr. Rice and Keith Poe, Executive Vice President of Quality Bearing Service ("QBS"), the Company's wholly owned reconditioning subsidiary, in Little Rock, Arkansas to tour QBS's newest reconditioning plant and discuss the reconditioning operations.

    On March 21, 1996, Messrs. Wellek and Jean, who were in Louisville, Kentucky for an annual truck show, made a brief tour of QBS's reconditioning plant in Louisville.

    On March 27, 1996, Varlen signed a confidentiality agreement with the Company providing for the transfer of confidential information to Varlen about the Company's operations and financial results, and holding Varlen subject to a standstill provision in the event Varlen wished to use this information for purposes of, among other things, making a public tender for the Company shares.

    On April 3, 1996, Richard A. Nunemaker, Vice President, Finance and Chief Financial Officer of Varlen, met with Jacob M. Feichtner, Executive Vice President and Chief Financial Officer of the Company, Mr. Whitfield and others to determine what financial and operating data was available to begin his inquiries.

    On April 10, 1996, Messrs. Wellek, Jean, Hoffman, Thomas A. Robinson, and others visited the Company's facilities in Petersburg to conduct an engineering review of the Company's new bearing developments and its development of a one-way clutch for the automotive market. Mr. Rice and several of the Company's engineers were involved in the discussions.

    On April 11, 1996, Messrs. Wellek, Jean, Hoffman and Robinson met with Messrs. Rice, Whitfield, and James W. Benz, President of Rail Link, a contract switching subsidiary wholly owned by the Company. A variety of railroad industry and international sales issues were discussed.

    On April 15, 1996, Mr. Nunemaker and Stephen E. Obendorf, met with Mr. Feichtner and others to further discuss and review financial and operating data of the Company. On the same date, Vicki L. Casmere, Vice President, General Counsel and Secretary of Varlen, met with the Company's counsel in Richmond and later with Messrs. Feichtner and Whitfield in Midlothian to conduct a general review of legal matters related to the Company's operations.

    On May 7, 1996, Mr. Wellek met with Messrs. Whitfield and Rice at the Company's Midlothian headquarters to review the status of Varlen's inquiries and to advise the Company's executives that Varlen wished to acquire the Company, assuming the contract terms, timing and price were satisfactory to both parties. There was a general discussion as to how this process might proceed and Mr. Wellek indicated the possible price range of a Varlen offer.

    On May 29, 1996, Messrs. Whitfield and Rice met with Messrs. Wellek, Jean, Nunemaker, Robinson and Ms. Casmere at Varlen's headquarters in Naperville, Illinois. Mr. Whitfield reported the Company Board's response to Varlen's proposal and asked for definitive terms.

    On May 31, 1996, Mr. Wellek called Mr. Whitfield and informed him that Varlen wished to make a cash tender offer for the Shares and assuming the Company would cooperate by entering into an acquisition agreement, Varlen would submit a proposed draft of the agreement, which was done the following week. Mr. Wellek indicated that the final price offered would depend on the terms of the agreement.

    On June 11, 1996, Mr. Wellek and Ms. Casmere of Varlen, together with Varlen's outside counsel, met with Messrs. Whitfield and Rice of the Company and its counsel and negotiated the basic terms subject to approval of both boards. Negotiations continued over the period from June 11 to June 14 concerning certain additional terms.

    At the June 13, 1996 Varlen Board of Directors' meeting, the Board of Directors was updated on the status of negotiations relating to the Offer and the proposed terms of the relevant agreements. Mr. Bush of the Company was in attendance at the beginning of the meeting, made a presentation on the Company's railroad bearing markets and answered questions by the Varlen directors. The Board of Directors then approved the Acquisition Agreement and the Shareholder Tender Agreement.

    The negotiations culminated in the execution of the Acquisition Agreement and the Shareholder Tender Agreement on Saturday, June 15, 1996. On June 17, 1996, Varlen and the Company, in a joint press release, announced Varlen's intention to commence the Offer.

    11. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; THE ACQUISITION AGREEMENT AND SHAREHOLDER TENDER AGREEMENT.

    PURPOSE OF THE OFFER AND THE MERGER

    The purpose of the Offer is to facilitate the acquisition of all of the outstanding Shares and thereby to enable the Purchaser to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer or acquired pursuant to the Shareholder Tender Agreement. The Offer is being made pursuant to the Acquisition Agreement.

    No dissenter's rights are available in connection with the Offer. Holders of Shares may be entitled to dissenter's rights in connection with the Merger if, at the record date with respect to the meeting at which the Acquisition Agreement and the Merger will be acted upon, certain requirements are satisfied.

    Section 13.1-730 of the Virginia Act (as effective from July 1, 1996) provides that no dissenter's rights are available for the shares of any class or series of shares which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement or plan of merger, were either (i) listed on a national securities exchange or on the National Association of Securities Dealers
Automated Quotation System or (ii) held of record by at least 2,000 shareholders, unless, among other things, in either case (i) the holders of such class or series of shares are required by the terms of such agreement or plan to accept for such shares anything except cash or (ii) the transaction to be voted on is an "affiliated transaction" that has not been approved by a majority of "disinterested directors." See Section 15.

    If the conditions of Section 13.1-730 of the Virginia Act are not met and if the Merger or a similar business combination is consummated, the holders of Shares not purchased pursuant to the Offer would have certain rights to dissent and demand to be paid the "fair value" of their Shares under the Virginia Act. Under the Virginia Act, dissenting shareholders who comply with applicable statutory procedures would be entitled to payment of the "fair value" of the Shares as to which dissenter's rights are properly claimed as of the time immediately before the effectuation of the Merger (excluding any appreciation or depreciation in anticipation of the Merger, unless such exclusion would be inequitable). In the first instance, the "fair value" estimation is made by the corporation. Dissatisfied dissenters may then notify the corporation of their own "fair value" estimation. If the corporation and the dissatisfied shareholder cannot settle on the amount owed, the shareholder will ultimately be entitled to a judicial determination of "fair value." Any such judicial determination of the "fair value" of the Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares, including asset values, the investment value of the Shares and any other valuation considerations generally accepted in the investment community. The "fair value" of the Shares so determined could be more or less than the price per Share to be paid pursuant to the Offer and the Merger.

    THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS DOES NOT PURPORT TO BE COMPLETE. THE EXERCISE AND PRESERVATION OF DISSENTER'S RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE VIRGINIA ACT.

    There can be no assurance that the Merger will be consummated, inasmuch as the Merger is subject to various conditions, some of which are beyond the control of Varlen, the Purchaser and the Company. See Section 13. In the event that, for any reason, the Merger does not occur, depending on the results of the Offer, Varlen and the Purchaser intend to consider the desirability of acquiring either additional Shares or the entire remaining equity interest in the Company. If Varlen and/or the Purchaser determine to do either, any such future transaction or transactions might be by means of a merger, share exchange, reverse stock split, open market or privately-negotiated purchases, one or more additional tender offers, exchange offers or otherwise. Such transactions might involve the exchange of Shares for cash, securities of the Company, Varlen, the Purchaser or a subsidiary of any of the foregoing, or some combination of cash and securities, and may be on terms and at prices more or less favorable than those of the Offer. Moreover, the decision to enter into such future transactions and the forms they might take will depend on the circumstances then existing, including the financial resources of Varlen and the Purchaser and Varlen's business, tax and accounting objectives, performance of the Shares in the market, availability and alternative uses of funds, money market and stock market conditions, general economic conditions, and other factors. Varlen and/or the Purchaser may enter into one or more such transactions whether or not the Purchaser purchases Shares pursuant to the Offer. Varlen and/or the Purchaser may also engage in certain of such transactions during the period following expiration of the Offer and prior to the Merger.

    PLANS FOR THE COMPANY

    As described in this Offer to Purchase, Varlen and the Purchaser have made proposals which would, if completed, result in a merger of the Company, changes in its board of directors, the termination of quotations for the Company's stock on NASDAQ and the termination of the registration of the Company's stock under the Exchange Act. At present Varlen and the Purchaser do not have any plans for any material sale of the Company's assets, changes in capitalization or dividend policy, or other changes in the Company's corporate structure or business. After consummation of the Merger, Varlen will continue to review the business and operations of the Company and, based on such review, may effect the acquisition or disposition of assets or other changes in the Company's business, corporate structure, capitalization, management or dividend policy which it considers appropriate or desirable. Varlen has not yet determined what specific actions, if any, it may take with respect to the Company.

    THE ACQUISITION AGREEMENT

    THE OFFER AND MERGER. The Acquisition Agreement provides for the public announcement of the Offer within one business day after the execution thereof and for the commencement of the Offer as promptly as practicable, but in no event later than five business days, after such public announcement. The obligation and right of Purchaser to accept for payment and pay for any Shares tendered pursuant to the Offer is subject to satisfaction of the Minimum Condition, the expiration or termination of all waiting periods under the HSR Act and the other conditions described in Section
13. The Purchaser expressly reserves the right to waive any such condition, to increase the price per Share payable in the Offer and to make any other changes in the terms and conditions of the Offer; provided that the Purchaser has agreed that it will not (i) decrease the price payable in the Offer, (ii) change the form of consideration payable in the Offer or the Merger, (iii) increase the Minimum Condition, or (iv) amend any other term of the Offer (including the conditions described in Section 13) in a manner materially adverse to the holders of Shares.

    The Acquisition Agreement provides that, as soon as practicable following consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged into the Company, with the Company surviving the Merger. Pursuant to the Merger, each outstanding Share (other than Shares held by Varlen, the Purchaser, the Company or any direct or indirect subsidiary of Varlen, the Purchaser or the Company, and Shares with respect to which dissenter's rights under the Virginia Act are properly exercised) will be converted into the right to receive $16.125 in cash, without any interest. Following the Merger, the Company will be a wholly owned subsidiary of Varlen. The Merger is subject to the satisfaction of various conditions, including approval by the Company's shareholders if required under the Virginia Act.

    In the Acquisition Agreement the Company has represented and warranted that its Board of Directors has approved the Offer and the Merger and recommended acceptance of the Offer by holders of Shares and approval of the Merger (if such approval is required by the Virginia Act) by holders of Shares. The Company has further represented and warranted that its Board of Directors (all of whom, the Company's counsel has opined to Varlen, are "disinterested directors" within the meaning of the Virginia Act with respect to Varlen and the Purchaser) has taken certain actions in order to exempt Varlen, the Purchaser, their respective direct and indirect subsidiaries and the Offer, the Merger and the other transactions contemplated by the Acquisition Agreement from the restrictions and other provisions of: (A) Article 14 (AFFILIATED TRANSACTIONS) of the Virginia Act, in the manner provided by Section 13.1-727.B.1(iv) which (absent such an exemption or similar board action) generally prohibits mergers, recapitalizations, share exchanges, asset sales and other transactions between certain Virginia corporations and holders of 10% or more of their voting securities ("interested shareholders") unless approved by a majority of
"disinterested directors" and/or holders of two-thirds of the corporation's shares excluding those of the interested shareholder; (B) Article 14.1 (CONTROL SHARE ACQUISITIONS) of the Virginia Act, which (absent such an exemption or similar board action) generally denies voting rights to certain acquirers of 20% of more of the outstanding voting power of a public Virginia corporation ("acquiring persons") unless granted by a majority of the shares entitled to vote in the election of directors of the corporation other than those held by acquiring persons and certain corporate insiders; and (C) Article I of the Articles of Incorporation, as amended of the Company (the "Charter"), which (absent such an exemption or similar board action) generally requires the affirmative vote of holders of 75% of the Shares in order to approve a merger, consolidation and certain other business combinations between the Company and a beneficial owner of 10% or more of its Shares. The Company and its Board of Directors have agreed to take such other actions necessary or appropriate at the request of Varlen or the Purchaser to: (1) exempt Varlen, the Purchaser, their respective direct and indirect subsidiaries, the Offer, the Merger and the other transactions contemplated by the Acquisition Agreement from the provisions of any takeover, affiliated transactions, business combination, control share acquisition or other provision of (i) law or regulation of the Commonwealth of Virginia or any department or agency thereof or (ii) the Charter or Bylaws of the Company, and (2) maintain the shareholder vote required to approve the Merger at the two-thirds level.

    COVENANTS OF THE COMPANY. Under the Acquisition Agreement, the Company has agreed that unless Varlen or the Purchaser otherwise agree in writing, prior to the Effective Time or such earlier time as designees of the Purchaser constitute a majority of the Board of Directors of the Company:

        (i) the business of the Company and its subsidiaries shall be conducted in the ordinary course of business and consistent with past practice, and the Company shall use its reasonable best efforts to maintain and preserve its and its subsidiaries' business organization, assets, employees and advantageous business relationships;

        (ii) neither the Company nor any of its subsidiaries shall: (1) amend or propose to amend its articles of incorporation or bylaws; (2) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend payable in cash, stock or property with respect to its capital stock except for regular quarterly cash dividends not in excess of $.07 per Share on the Shares and except for any dividend by a wholly owned subsidiary payable to the Company or another wholly owned subsidiary; (3) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any capital stock of any class of the Company or any of its subsidiaries other than Shares which the Company is required to issue pursuant to the options outstanding on June 14, 1996; (4) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material assets of the Company or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (5) redeem, purchase or otherwise acquire directly or indirectly any of the capital stock or other equity securities of the Company; (6) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of the Company or any of its subsidiaries, except for mergers among wholly owned subsidiaries;
    (7) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any investment with respect thereto; (8) directly or indirectly: (i) incur or modify any long-term indebtedness or short-term indebtedness for money borrowed or other material liability other than in the ordinary course of business and consistent with past practice, (ii) incur any additional indebtedness for money borrowed other than in the ordinary course of business and consistent with past practice, or (iii) make any loans or advances other than in the ordinary course of business and consistent with past practice and intercompany loans and advances among the Company and its wholly owned subsidiaries; (9) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities in the ordinary course of business and consistent with past practice; (10) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing license, lease, contract or other document, other than in the ordinary course of business and consistent with past practice; or (11) enter into any material commitment or transaction, other than in the ordinary course of business and consistent with past practice;

       (iii) neither the Company nor any of its subsidiaries shall: (1) grant any increase in the compensation payable or to become payable by the Company or any of its subsidiaries to any of its directors, executive officers or key employees or adopt any new, or amend or otherwise increase the amounts payable or to become payable under, any existing, bonus, incentive compensation, severance, deferred compensation, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan (including (but not limited to) the granting of stock options, stock appreciation rights or restricted stock), or (2) enter into or amend any employment or change-in-control agreement with, or, except in accordance with the existing written policies and agreements of the Company, grant any severance or termination pay to, any director, officer or employee of the Company or any of its subsidiaries; and

       (iv) neither the Company nor any of its subsidiaries shall agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty of the Company in the Acquisition Agreement untrue or incorrect in any material respect.

    NON-SOLICITATION. The Acquisition Agreement further provides that neither the Company nor any of its subsidiaries, nor any of their respective directors, officers, employees, investment bankers, representatives or agents shall, directly or indirectly, make, solicit, initiate or encourage the initiation of, any inquiries or proposals from, or provide any confidential information or participate in any discussions or negotiations with, or otherwise cooperate in any way with or assist, any person (other than Varlen and its subsidiaries, those third parties previously disclosed in writing by the Company to

Varlen prior to the execution of the Acquisition Agreement ("Previously Disclosed") and their respective directors, officers, employees, investment bankers, commercial banks, representatives and agents) concerning any merger, consolidation, other business combination, recapitalization, liquidation or dissolution or any purchase or other acquisition or sale or other disposition of assets (other than in the ordinary course of business) or shares of capital stock of the Company or any of its subsidiaries or any similar transaction involving the Company or (except as Previously Disclosed) any subsidiary or division of the Company or any subsidiary; PROVIDED, HOWEVER, that (i) the Company or its Board of Directors shall not be prohibited from taking and disclosing to the Company's shareholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, and (ii) in the event that the Company shall receive an unsolicited proposal from a third party which the Company's Board of Directors determines, based on the advice of its legal counsel and independent financial advisor, is capable of consummating such transaction, for the acquisition for cash of all the outstanding Shares on terms that the Company's Board of Directors determines, based on the advice of its financial advisor (the receipt of which advice shall be confirmed in writing to Varlen by the Company), are economically superior to those of the Offer and the Merger and which in the written opinion of legal counsel to the Company (the delivery of which shall be confirmed in writing to Varlen by such counsel) a failure to consider by the Board of Directors of the Company would create a substantial risk of violating their fiduciary duties to shareholders, the Company may provide information to such third party to the same extent that such information has been provided to the Purchaser and Varlen. The Company must promptly advise Varlen of, and communicate to Varlen the terms of, any such inquiry or proposal the Company may receive.

    CONFIDENTIALITY AND STANDSTILL AGREEMENTS. Under the Acquisition Agreement, the Company has agreed to use its reasonable best efforts to obtain confidential information, non-disclosure, non-use and standstill agreements from any third party with or for whom the Company or any subsidiary has taken any action or received any proposal not prohibited under the non-solicitation provisions of the Acquisition Agreement. The Company also agreed not to consent to the termination or amendment of the confidential information, non-disclosure or non-use provisions of any agreement with a third party without the prior written consent of Varlen or the Purchaser, and to use its reasonable best efforts to take all actions necessary or proper to enforce strict compliance with such provisions.

    STOCK INCENTIVE PLANS. Under the Acquisition Agreement, the Company is required to adjust the terms of all outstanding employee stock options to purchase Shares granted under any stock option plan of the Company and all restricted Shares granted under any restricted stock plan to cancel such options and restricted Shares. Not later than immediately prior to the Merger, each such option and restricted Share shall become fully exercisable or unrestricted, as the case may be, and vested. The Company has agreed to use its reasonable best efforts to cancel each option outstanding not later than immediately prior to the Merger in exchange for a cash payment equal to the product of (i) the total number of Shares subject to the option and (ii) the excess, if any, of $16.125 (or any such higher price per Share as may be paid in the Offer) over the exercise price per Share subject to such option. The Company has also agreed to use its reasonable best efforts to cancel each restricted Share outstanding not later than immediately prior to the Merger in exchange for $16.125. In addition, the Board of Directors has agreed to take appropriate action with respect to the Company's Employee Stock Savings Plan (the "Savings Plan") to provide that: (i) until the earlier to occur of the Effective Time or any termination of the Acquisition Agreement, participants in the Savings Plan will not be eligible to receive matching Shares on any Shares purchased by such participants after the date the Acquisition Agreement, and (ii) any rights of participants in the Savings Plan to receive matching Shares from the Company as of the date of the Acquisition Agreement accrued as a result of Shares purchased prior to the date of the Acquisition Agreement shall be cancelled in exchange for a payment, not later than immediately prior to the Effective Time, from the Company (subject to any applicable withholding taxes) in cash equal to the product of (x) the total number of such accrued matching Shares and (y) $16.125. Under the Acquisition Agreement, any other plan providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary shall terminate as of the consummation of the Merger.

    DESIGNATION OF DIRECTORS. The Acquisition Agreement provides that, promptly upon the acceptance for payment of and payment by the Purchaser in accordance with the Offer for Shares constituting 50% or more of all Shares then outstanding in accordance with the Offer, and from time to time thereafter, the Purchaser will be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give the Purchaser representation on the Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors multiplied by the percentage that such number of Shares so accepted for payment and paid for or owned by Varlen or the Purchaser bears to the total number of Shares outstanding; PROVIDED, HOWEVER, that the Purchaser shall have the right (in its discretion) to designate a number of directors less than such product; AND PROVIDED FURTHER, HOWEVER, that at all times prior to the Merger there shall be at least two members of the Board of Directors of the Company selected by current members of such Board. Subject to the preceding sentence, upon the Purchaser's purchase of the Shares pursuant to the Offer, the Purchaser will have sufficient voting power to remove the entire Board of Directors of the Company and replace it with the Purchaser's nominees. In the Acquisition Agreement, the Company has agreed to take all action necessary to cause the Purchaser's designees to be elected to the Company's Board of Directors (including mailing to the shareholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder) and to use its reasonable best efforts to cause the resignation of such directors, and/ or an increase in the number of its directors, as may be directed by Varlen and required to implement the foregoing.

    CONFIDENTIALITY. Under the Acquisition Agreement, Varlen and the Purchaser have agreed to, and to cause their officers, employees, agents and representatives to, keep confidential, unless compelled to disclose by judicial or administrative process or by other requirements of law, all non-public, confidential or proprietary information provided by the Company (except to the extent that such information can be shown to have been (i) previously known by Varlen or the Purchaser, (ii) in the public domain through no fault of Varlen or the Purchaser, or (iii) later lawfully acquired by Varlen from other sources) and will not release or disclose such information to any other person.

    INDEMNIFICATION AND INSURANCE. The Acquisition Agreement provides that the Charter or Bylaws of the Company, after the Merger (the "Surviving Corporation") shall contain provisions no less favorable with respect to indemnification than those that are set forth in the Company's Charter and Bylaws, as amended to the date the Acquisition Agreement, which provisions may not be amended, repealed or otherwise modified for a period of five years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company (the "Indemnified Parties"). Varlen shall cause the Surviving Corporation to fulfill such indemnification obligations. Varlen also agreed to use its reasonable best efforts to cause to be maintained in effect for three years from the Effective Time the current policy (or successor policies) of the directors' and officers' liability insurance maintained by the Company with respect to matters occurring prior to the Effective Time, to the extent available; PROVIDED, HOWEVER, that Varlen is not required to expend more than an amount per year equal to 150% of current annual premiums paid by the Company to maintain or procure insurance coverage pursuant hereto.

    REPRESENTATIONS AND WARRANTIES. The Acquisition Agreement contains various customary representations and warranties of the parties thereto, including representations by Varlen and the Purchaser as to their organization and qualification, authority relative to the Acquisition Agreement, compliance, financing, and brokers and finders, and by the Company as to its organization and qualification, capitalization, capitalization of its subsidiaries, authority relative to the Acquisition Agreement, lack of conflicts, filing of reports and financial statements, litigation, employee benefit plans, taxes, absence of certain changes, brokers and finders, liabilities, contracts, board actions, and cash and cash equivalents.

    TERMINATION.   The Acquisition Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval by the shareholders of the Company:

        (A) by mutual written consent of the Boards of Directors of Varlen and the Company;

        (B) by either the Company or Varlen if any court of competent jurisdiction or other governmental body shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable best efforts to lift), in each case, permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

        (C) by the Company, if the Offer shall have been terminated, or the Offer shall have expired, without the purchase of any Shares thereunder within two business days thereof and such non-purchase shall not have been due to a failure to satisfy any of the conditions of the Offer described in
    Section 13 of this Offer to Purchase; PROVIDED that the Company may not terminate the Acquisition Agreement if the Company is in breach of such agreement;

        (D) by the Company, if the Effective Time shall not have occurred on or before December 31, 1996 due to a failure of any of the conditions to the obligations of the Company to effect the Merger as described in the Acquisition Agreement; PROVIDED that the Company may not terminate the Agreement if the Company's failure to fulfill any obligation under the Acquisition Agreement has been the cause of, or resulted in, in whole or in part, the failure of the Effective Time to occur on or before such date;

        (E) by the Company, if: (1) any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) other than Varlen or the Purchaser or any of their respective subsidiaries or affiliates (a "Qualified Person") shall have commenced (within the meaning of Rule 14d-2 under the Exchange Act) a cash tender offer for any and all Shares at a price at or in excess of $16.125 per Share, or (2) any Qualified Person shall have made a bona fide written proposal involving a merger or consolidation of the Company or the acquisition of all the Shares or all or a substantial portion of its assets which would result in a cash distribution to shareholders of the Company in excess of $16.125 per Share (any such proposal described in subclause (1) or (2) being referred to as a "Qualified Proposal"), and the Board of Directors of the Company shall have been advised in a writing by its legal counsel (the delivery of which advice shall have been confirmed in writing to Varlen by such counsel) that there would be a substantial risk of liability for breach of their fiduciary obligations to shareholders if they failed to recommend such offer or accept such Qualified Proposal; PROVIDED, HOWEVER, that the Company may not terminate the Acquisition Agreement: (i) until the expiration of five business days after notice of such Qualified Proposal has been delivered to Varlen, or (ii) unless otherwise consented to in writing by Varlen, if any such offer or Qualified Proposal is made in breach of, or as a result of a breach of its non-solicitation obligation described herein;

        (F) by either of Varlen or the Purchaser, if due to a failure to satisfy any of the conditions of the Offer described in Section 13 of this Offer to
    Purchase: (i) Varlen or any of its subsidiaries or affiliates shall not have commenced the Offer, or shall have terminated the Offer, or (ii) the Offer shall have expired without the purchase of any Shares thereunder within two business days thereof, or (iii) Varlen shall have determined not to proceed with the Merger; PROVIDED that neither Varlen nor the Purchaser may terminate the Acquisition Agreement if either Varlen or the Purchaser is in material breach of such agreement;

        (G) by either of Varlen or the Purchaser, if the Effective Time shall not have occurred on or before December 31, 1996 due to a failure of any of the conditions to the obligations of Varlen and the Purchaser to effect the Merger described in the Acquisition Agreement; PROVIDED that neither Varlen nor the Purchaser may terminate the Acquisition Agreement if Varlen's or the Purchaser's failure to fulfill any material obligation under the Acquisition Agreement has been the cause of, or resulted in, in whole or in part, the failure of the Effective Time to occur on or before such date; or

       (H) by either of Varlen or the Purchaser, if prior to the purchase of Shares in the Offer, the Board of Directors of the Company shall have: (1) withdrawn, or modified in a manner adverse to

    Varlen or the Purchaser, its approval or recommendation of the Offer or the Merger or any of its other actions taken in accordance with the provisions of the Acquisition Agreement summarized in the third paragraph of "The Acquisition Agreement -- The Offer and Merger" hereinabove, (2) taken any of the actions referred to in the third paragraph of "The Acquisition Agreement -- The Offer and Merger" hereinabove for the benefit of any person (other than Varlen, the Purchaser or any of their respective subsidiaries) or any transaction (other than the Offer and Merger), or (3) resolved to do any of the foregoing.

    TERMINATION FEE. If the Acquisition Agreement is terminated by the Company pursuant to the provision described in clause (E) of "The Acquisition Agreement
- -- Termination" above or if the Acquisition Agreement and/or the Offer is terminated by Varlen or the Purchaser by reason of a failure of any condition to the Offer described in (i) paragraphs (a), (b) or (g) of Section 13 of this Offer to Purchase, (ii) paragraph (c) of Section 13 of this Offer to Purchase (but only if due, in whole or in part, to any (x) act of the Company or any affiliate thereof, or (y) other occurrence, event, fact or circumstance not beyond the control of the Company or any affiliate thereof), or (iii) clause
(vi) of paragraph (c) of Section 13 of this Offer to Purchase, the Company has agreed to pay to Varlen a termination fee of $6,500,000 plus an amount sufficient to reimburse Varlen and its subsidiaries for all fees, costs and expenses relating to the transactions contemplated by the Acquisition Agreement, the financing contemplated by the Acquisition Agreement and the transactions contemplated thereby (PROVIDED that the Company shall not be obligated to reimburse Varlen or its subsidiaries for more than $2,000,000 of such fees, costs and expenses).

    In the event of the termination of the Acquisition Agreement, it will become null and void and have no effect without any liability on the part of any party, except that provisions relating to the termination fee, expenses of the parties and confidentiality of information will survive any such termination and provided that a party will not be relieved from liability for any breach of the Acquisition Agreement.

    COSTS AND EXPENSES. The Acquisition Agreement provides that except as provided above under "Termination Fee," all costs and expenses incurred in connection with the transactions contemplated by the Acquisition Agreement shall be paid by the party incurring such costs and expenses.

    SHAREHOLDER TENDER AGREEMENT

    TENDER OF TENDERING SHAREHOLDER SHARES. Varlen and the Tendering Shareholders have entered into the Shareholder Tender Agreement, which provides that each Tendering Shareholder will tender its Shares pursuant to the Offer before the Expiration Date and will not withdraw any Shares so tendered without Varlen's prior written consent; PROVIDED, HOWEVER, that each Tendering Shareholder may: (i) refrain from so tendering its Shares, and may withdraw any Shares previously so tendered, if and for so long as there shall have been commenced and not terminated a cash tender offer by any person or "group" (other than Varlen or the Purchaser or any of their respective subsidiaries or affiliates) for any and all Shares at a price in excess of $16.125 per share (a "Superior Offer"); and (ii) tender its Shares pursuant to such Superior Offer; AND PROVIDED FURTHER, HOWEVER, that in the event that (x) any such Superior Offer shall have expired or been terminated without purchase of such Tendering Shareholder's Shares, and (y) the Offer shall then be in effect, then such Tendering Shareholder shall again be subject to the foregoing provisions.

    Notwithstanding the foregoing, the Shareholder Tender Agreement permits up to 50,000 of the Tendering Shareholders' Shares (in the aggregate) to be contributed to one or more charitable organizations and, if and to the extent so contributed, such Shares will not be required to be tendered pursuant to the Offer.

    OTHER AGREEMENTS. During the term of the Shareholder Tender Agreement, and except as otherwise provided therein or with the prior written consent of Varlen, each Tendering Shareholder may not (i) sell, pledge or otherwise dispose of any of its Shares, (ii) deposit its Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares, (iii) grant any proxy, power-of-attorney  or other authorization in or  with respect to such Shares, or
(iv) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer or other disposition of such Shares.

    The Shareholder Tender Agreement requires each Tendering Shareholder to abide by the terms of the non-solicitation provisions of the Acquisition Agreement summarized in "The Acquisition Agreement -- Non-Solicitation" section set forth above in this Section 11.

    TERMINATION.    The Shareholder  Tender  Agreement will  terminate  upon the earlier to occur of: (i) the termination of the Acquisition Agreement (if any), and (ii) the Effective Date.

    GENERAL. The preceding descriptions of the terms and provisions of the Acquisition Agreement and the Shareholder Tender Agreement are qualified in their entirety by reference to the texts of such agreements, which are exhibits to the Tender Offer Statement on Schedule 14D-1 filed by the Purchaser and Varlen with the Commission and is available for inspection and copying at the principal office of the Commission in the manner set forth in Section 9.

    12. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by the Purchaser to purchase all presently outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $165 million. Such funds will be obtained by the Purchaser or provided by Varlen or one or more of its subsidiaries to the Purchaser from available cash on hand and pursuant to a $190 million credit facility (the "Credit Facility") to be provided by The First National Bank of Chicago (the "Agent Bank") and other banks and financial institutions who may become party thereto (collectively with the Agent Bank, the "Banks"), the identity of which has not yet been determined. The Credit Facility will be comprised of a term loan commitment (the "Facility A Commitment") in the aggregate principal amount of approximately $135 million to be provided to the Purchaser, and a revolving credit/letter of credit facility (the "Facility B Commitment") in the aggregate principal amount of approximately $55 million to be provided to Varlen, the Purchaser and/or any other wholly owned subsidiary of Varlen who may satisfy the conditions to becoming a "Borrowing Subsidiary" under the applicable credit agreement (Varlen, the Purchaser and each such other subsidiary, in such capacity, the "Borrowers").

    The Facility A Commitment and the revolving credit portion of the Facility B Commitment will bear interest, at the Borrower's option from time to time, at a rate equal to either the "Alternate Base Rate," the "Eurocurrency Rate" or the "Fixed CD Rate," in each case plus a spread based on Varlen's Leverage Ratio." The "Alternate Base Rate" for any day will mean the greater of (i) the rate of interest announced by the Agent Bank as its "Corporate Base Rate" for such day or (ii) the "Federal Funds Effective Rate" in effect on such day plus .50% per annum, changing as and when such Corporate Base Rate or Federal Funds Effective Rate changes. "Eurocurrency Rate" generally will mean the rate for dollar deposits appearing on Telerate Page 3750, as adjusted for maximum statutory reserves. The "Fixed CD Rate" generally will mean the rate determined by the Agent Bank based on the average of the prevailing bid rates on the borrowing date for the purchase of certificates of deposit of the Agent Bank, adjusted for maximum Federal Reserve Board reserve requirements and the Federal Deposit Insurance Corporation assessment rate. The Credit Facility will provide for customary provisions relating to yield protection, availability and capital adequacy.

    The Credit Facility will provide for the payment by Varlen of certain fees including a (i) commitment fee at a rate ranging from .175% to .375% per annum based on the average daily unused portion of the Facility A Commitment and the Facility B Commitment and (ii) certain letter of credit fees ranging from .50% to 1.25% per annum based on the undrawn stated amount of each letter of credit, a letter of credit fronting fee of 0.15% of the face amount of each standby letter of credit and customary fees in connection with commercial letters of credit and performance letters of credit.

    The Credit Facility will have customary conditions to borrowing, representations and warranties, covenants and events of default. Without limiting the generality of the foregoing, the Lenders obligation to fund shall be conditioned upon the satisfaction of the Minimum Condition.

    Each of Varlen and its domestic subsidiaries (including the Purchaser and, upon consummation of the Offer or the Merger, the Company) will unconditionally guarantee the indebtedness, obligations and liabilities of the Borrowers under the Credit Facility.

    The commitment of the Banks under the Credit Facility will expire on the sixth anniversary of the date of the closing of the Credit Facility, subject to certain extension provisions. It is anticipated that borrowings under the Credit Facility will be repaid from funds generated internally by Varlen and its subsidiaries (including the Company) and from other sources, which may include other bank financings.

    THE OFFER IS NOT SUBJECT TO A FINANCING CONDITION.

    13. CERTAIN CONDITIONS OF THE OFFER AND THE MERGER. Notwithstanding any other provision of the Acquisition Agreement or the Offer, and except as expressly limited below, the Purchaser: shall not be required to commence or continue the Offer; or accept for payment, purchase or pay for any Shares tendered; may postpone the acceptance for payment, the purchase of, and/or payment for, Shares; and/ or may amend (subject to the restrictions contained in the Acquisition Agreement, which for purposes of this section of the Offer to Purchase includes the same as it may be modified, amended, supplemented and/or restated from time to time) or terminate the Offer; if: (1) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which, together with the Shares beneficially owned by the Purchaser and Varlen, represents two-thirds of the total voting power of all shares of capital stock of the Company outstanding on a fully-diluted basis, or
(2) any waiting period under the HSR Act applicable to the purchase of the Shares pursuant to the Offer shall not have expired or been terminated, or (3) at any time on or after June 1, 1996 and prior to the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events (each an "Event") shall have occurred (each of paragraphs (a) through (h) providing a separate and independent condition to the Purchaser's obligations pursuant to the Offer):

       (a) the Company shall have authorized, recommended or proposed, or shall have announced an intention to authorize, recommend or propose, or shall have entered into an agreement or agreement in principle with respect to, any merger, consolidation, other business combination, recapitalization, liquidation or dissolution, or any purchase or other acquisition or sale or other disposition of assets (other than in the ordinary course of business) or shares of capital stock of the Company or any of its subsidiaries, or any similar transaction involving the Company or any subsidiary or division of the Company or any subsidiary (other than the Merger and as Previously Disclosed with respect to certain subsidiaries) (the foregoing being collectively referred to as a "Business Combination"), or any material change in its capitalization, or any release or relinquishment of any material contract or other rights not in the ordinary course of business; or

       (b) (i) the Board of Directors of the Company shall have (x) modified or amended in any respect its recommendation of the Offer, the Merger or any of its other actions taken in accordance with the provisions of the Acquisition Agreement summarized in the third paragraph of "The Acquisition Agreement -- The Offer and Merger" in Section 11 of this Offer to Purchase, or (y) adopted any resolution to do so, or (ii) the opinion of Virginia counsel to the Company received by the Company pursuant to the Acquisition Agreement (which opinion relates to the actions of the Board of Directors of the Company described in the foregoing clause (i)) shall have been disclaimed, disavowed, retracted or revoked in any respect, or shall otherwise have been rendered inaccurate or erroneous, or (iii) the Board of Directors of the Company shall have (x) taken any of the actions taken in accordance with the provisions of the Acquisition Agreement summarized in the third paragraph of "The Acquisition Agreement -- The Offer and Merger" in Section 11 of this Offer to Purchase for the benefit of any person, entity or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Varlen, the Purchaser or any of their respective subsidiaries) or any Business Combination (other than the Offer and the Merger), or (y) adopted any resolution to do so; or

       (c) it shall have been publicly disclosed, or Varlen, the Purchaser or the Company shall have learned that: (i) any person, entity
    (including the Company or any of its subsidiaries or affiliates) or group (as defined in Section 13(d)(3) of the Exchange Act) (a "Person") shall have
    (x) acquired or become the beneficial owner of more than 10% of the outstanding Shares (other than the Tendering Shareholders), or (y) been granted by the Company any warrant, option or right, conditional or otherwise, to acquire beneficial ownership of more than 10% of the outstanding Shares, other than acquisitions by a Person who has publicly disclosed such ownership in a Schedule 13D or 13G (or amendment thereto) on file with the Commission prior to June 1, 1996, and other than for bona fide arbitrage purposes, or (ii) any such Person (other than, in the case of the following clause (x), a Tendering Shareholder) who has publicly disclosed in such a Schedule 13D or 13G any such ownership of more than 10% of the outstanding Shares prior to such date shall have (x) acquired or become the beneficial owner of, or proposed to acquire or become the beneficial owner of, additional Shares, or (y) been granted by the Company any warrant, option or right, conditional or otherwise, to acquire any Shares, or (iii) any new group shall have been formed which beneficially owns more than 10% of the Shares, or (iv) any Person shall have commenced, or publicly proposed to commence, a tender offer for outstanding Shares, or publicly proposed any Business Combination, or (v) any Person shall have commenced any solicitation of proxies with respect to the Shares in opposition to the Merger, or (vi) any Person shall have acquired or become the beneficial owner of more than 50% of the outstanding Shares; or

       (d) there shall be pending any action or proceeding before any court, government, governmental authority or agency: (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of, payment for, or the purchase of, some or all of the Shares by Varlen, the Purchaser or any other subsidiary or affiliate of Varlen or the consummation of the Merger, or seeking to obtain material damages in connection with the Offer or the Merger, or (ii) seeking to prohibit ownership or operation by Varlen, the Purchaser or any other subsidiary or affiliate of Varlen of all or a material portion of the business or assets of Varlen, the Company or any of their respective subsidiaries or affiliates or to compel Varlen, the Purchaser or any other subsidiary or affiilate of Varlen to dispose of or to hold separately all or a material portion of the business or assets of Varlen, the Company or any of their respective subsidiaries or affiliates, as a result of the Offer or the Merger, or (iii) seeking to impose or confirm limitations on the ability of Varlen, the Purchaser, or any other subsidiary or affiliate of Varlen effectively to exercise full rights of ownership and control of any Shares (or any shares of capital stock of any subsidiary of the Company) (including, without limitation, the right to vote any such Shares (or shares of a subsidiary)) acquired pursuant to the Offer or otherwise (directly or indirectly), on all matters properly presented to the Company's shareholders (or any such subsidiary's shareholders), or (iv) seeking to require divestiture by Varlen, the Purchaser or any other subsidiary or affiliate of Varlen of any Shares, or (v) invalidating or rendering unenforceable any material provision of the Acquisition Agreement, or (vi) which otherwise might materially adversely affect Varlen, the Company or any of their respective subsidiaries or affiliates;

       (e) there shall be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court, government, governmental authority or agency (other than the application of the waiting period provisions of the HSR Act to the Offer or to the Merger) which may, directly or indirectly, result in any of the consequences referred to in paragraph (d) above;

       (f) there shall have occurred: (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market, or (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (iii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of Varlen, might affect the extension of credit by banks or other lending institutions in the United States, or (iv) any material change in the

    United States or any other currency exchange rates or any suspension of or limitation on, the markets therefor, or (v) any extraordinary adverse change in the financial markets or the market price of the Shares, or (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of Varlen, have a material adverse effect upon the business or operations of the Company or any of its subsidiaries or affiliates or the trading of the Shares, or (vii) a commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States, or (viii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

       (g) the representations and warranties of the Company in the Acquisition Agreement shall not be true and correct in all material respects, or the Company shall not have performed in all material respects each covenant and complied with each agreement to be performed and complied with by the Company under the Acquisition Agreement; or

       (h) the Company and Varlen  shall have agreed to  terminate the Offer  or
           the   Acquisition  Agreement,  or  the  Acquisition  Agreement  shall otherwise have been terminated in accordance with its terms;

which, in the sole judgment of the Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by the Purchaser and Varlen) giving rise to any such condition, make it inadvisable to proceed with acceptance for payment or purchase of or payment for any Shares tendered or to proceed with the Merger.

    The foregoing conditions are for the sole benefit of Varlen and the Purchaser and may be asserted by Varlen and the Purchaser regardless of the circumstances giving rise to such condition, including (without limitation) any action or inaction by Varlen or the Purchaser, or may be waived by Varlen or the Purchaser in whole at any time or in part from time to time in their sole discretion. The failure by Varlen or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time. Any determination by Varlen or the Purchaser concerning any Event shall be final and binding upon all parties.

    In addition, under the Acquisition Agreement the obligations of Varlen and the Purchaser to consummate and effect the Merger are subject to the condition that the Company shall not have received demands for payment of the fair value of Shares (pursuant to Article 15 (DISSENTER'S RIGHTS) of the Virginia Act) with respect to more than 5% of the outstanding Shares.

    In addition, notwithstanding anything to the contrary in this Section 13, the obligations of the Purchaser to accept for payment, purchase or pay for any Shares tendered shall also be subject to the expiration or termination of all waiting periods under the HSR Act that are applicable to the purchase of Shares pursuant to the Offer and the Acquisition Agreement.

    14. DIVIDENDS AND DISTRIBUTIONS. If, on or after June 15, 1996, the Company should (i) split, combine or otherwise change the Shares or the Company's capitalization, (ii) issue or sell any additional securities of the Company or otherwise cause an increase in the number of outstanding securities of the Company (except for Shares issuable upon the exercise of employee stock options outstanding on the date of the Acquisition Agreement), (iii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares, or (iv) disclose that it has taken any such action, then, without prejudice to Purchaser's rights under Sections 1 and 13, the Purchaser may, in its sole discretion, make such adjustments as it deems appropriate to reflect such split, combination or other change in the purchase price and the other terms of the Offer or the Merger (including, without limitation, the number and type of securities offered to be purchased, the amounts payable therefor and the fees payable hereunder).

    Except for regular quarterly cash dividends paid by the Company on its Shares in an amount not in excess of $.07 per Share on the Shares, if, on or after June 15, 1996, the Company should declare or pay any cash or stock dividend or other distribution or issue any rights with respect to the Shares, payable or distributable to shareholders of record on a date prior to the transfer to the name of the Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares accepted for payment pursuant to the Offer, then, without prejudice to the Purchaser's rights under Sections 1 and 13 and without limiting the rights of the Purchaser described in the preceding paragraph of this Section 14, any such dividend, distribution or right to be received by the tendering shareholders will be received and held by the tendering shareholder for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation and transfer. Pending such remittance, the Purchaser will be entitled to all rights and privileges as owner of any such dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

    15. CERTAIN LEGAL MATTERS. Except as set forth in this Section 15, based on a review of publicly available filings by the Company with the Commission and other information concerning the Company provided to Varlen, the Purchaser is not aware of any license or other regulatory permit which appears to be material to the business of the Company and that might be adversely affected by the Purchaser's acquisition of Shares pursuant to the Offer (and the indirect acquisition of the stock of the Company's subsidiaries), or of any approval or other action by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is the Purchaser's present intention that such additional approval or action would be sought. While the Purchaser does not presently intend to delay the purchase of Shares tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's or Varlen's business, or that certain parts of the Company's or Varlen's business might not be required to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. The Purchaser's obligation to purchase and pay for Shares is subject to certain conditions relating to the legal matters discussed in this
Section 15. See Section 13.

    ANTITRUST. Under the HSR Act, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission ("FTC") and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer and the Acquisition Agreement is subject to such requirements. On June 20, 1996, Varlen filed with the Antitrust Division and the FTC a Notification and Report Form with respect to the Offer and the Merger.

    Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated prior to the expiration of a 15-calendar day waiting period following the filing by Varlen, unless earlier terminated. Accordingly, as such filing was made on June 20, 1996, the waiting period which is applicable to the Offer will expire at 11:59 p.m., New York City time, on July 5, 1996, unless Varlen receives a request from either the FTC or the Antitrust Division for additional information or documentary material, or the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such 15-day waiting period either the Antitrust Division or the FTC requests additional information or material from Varlen concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Varlen with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act. Thereafter, the waiting period could be extended only by court order or with the consent of the Purchaser. The additional 10-calendar-day waiting period may be terminated sooner by the FTC or the Antitrust Division. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer and the Merger, neither the Company's failure to make such filings nor a request made to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the Offer period with respect to the purchase of Shares pursuant to the Offer and the Acquisition Agreement. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 13.

    If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, at the discretion of the Purchaser, be extended and, in any event, the purchase of and payment for Shares will be deferred until ten days after the request is substantially complied with by Varlen, unless the ten-day extended period expires on or before the date when the initial waiting period would otherwise have expired or unless the waiting period is sooner terminated by the FTC and the Antitrust Division. See Section
2. Unless the Offer is extended, any extension of the waiting period will not give rise to any additional withdrawal rights. See Section 3.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Purchaser pursuant to the Offer and the Merger. At any time before or after the Purchaser's purchase of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer and the Merger or seeking divestiture of Shares purchased thereunder or the divestiture of assets of the Company, the Purchaser, Varlen or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. If any such action by the FTC, the Antitrust Division or any other person should be instituted, the Purchaser could decline to accept for payment any Shares tendered. See Section 13 for certain conditions to the Offer. Based upon an examination of information relating to the businesses in which Varlen and the Company are engaged, Varlen believes that the consummation of the Offer would not violate any antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be.

    The Merger would not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

    STATE TAKEOVER LAWS

    The Company is incorporated under the laws of the State of Virginia. The following is a summary of certain provisions of the Virginia Act which are applicable to the Offer.

    SHAREHOLDER VOTE REQUIRED TO APPROVE FUNDAMENTAL ACTIONS. Section 13.1-718 of the Virginia Act provides that, except for certain parent-subsidiary mergers (see "Introduction" above), certain significant corporate actions must be approved by a vote of more than two-thirds of the votes entitled to be cast on the matter unless the corporation's articles of incorporation specify a higher or lower vote. These matters include mergers (with certain exceptions), share exchanges, sales of all or substantially all of a corporation's assets, dissolutions and amendments to a corporation's articles of incorporation ("Fundamental Actions"). The Company's Charter currently provides that the vote required to approve certain Fundamental Actions constituting a "business combination" (as defined therein) with a beneficial owner of 10% or more of the Shares is 75% of the Shares. See "The Acquisition Agreement -- The Offer and Merger" in Section 11 above.

    AFFILIATED TRANSACTIONS STATUTE. Article 14 of the Virginia Act (the "Affiliated Transactions Statute") generally prohibits a publicly held Virginia corporation from engaging in an "affiliated transaction" with an "interested shareholder" for a period of three years after the date of the transaction in which the person became an interested shareholder, unless (i) a majority of disinterested directors approved in advance the transaction in which the interested shareholder became an interested shareholder or (ii) the affiliated transaction is approved by the affirmative vote of a majority of the disinterested directors and the holders of two-thirds of the voting shares other than the shares beneficially owned by the interested shareholder. A corporation may engage in an affiliated transaction with an interested shareholder beginning three years after the date of the transaction in which the person became an interested shareholder, if the transaction is approved by a majority of the disinterested directors or by two-thirds of the disinterested shareholders or if it complies with certain statutory fair price provisions.

    Subject to certain exceptions, under the Virginia Act an "interested shareholder" is a person who, together with affiliates and associates, beneficially owns 10% or more of the corporation's outstanding voting securities. "Affiliated transactions" include (i) any merger or share exchange with an interested shareholder; (ii) the transfer to any interested shareholder of corporate assets with a fair market value greater than 5% of the corporation's consolidated net worth; (iii) the issuance to any interested shareholder of voting shares with a fair market value greater than 5% of the fair market value of all outstanding voting shares of the corporation; (iv) any reclassification of securities or corporate reorganization that will have the effect of increasing by 5% or more the percentage of the corporation's outstanding voting shares held by any interested shareholder; and (v) any plan or proposal for dissolution of the corporation proposed by or on behalf of any interested shareholder.

    Under certain circumstances, the Affiliated Transactions Statute may make it more difficult for an interested shareholder to effect various transactions with the Company, after the consummation of the Merger. These provisions may have the effect of preventing changes in management and possibly making it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interests.

    CONTROL SHARE ACQUISITIONS STATUTE. Article 14.1 of the Virginia Act (the "Control Share Acquisitions Statute") provides that shares of a publicly held Virginia corporation that are acquired in a "control share acquisition" generally will have no voting rights unless such rights are conferred on those shares by the vote of a majority of all the outstanding shares other than interested shares. A control share acquisition is defined, with certain exceptions, as the acquisition of the beneficial ownership of voting shares which would cause the acquirer to have voting power within the following ranges or to move upward from one range into another: (i) 20% to 33 1/3%; (ii) 33 1/3% to 50%; or (iii) more than 50%, of such votes.

    The foregoing summary of the provisions of the Virginia Act does not purport to be complete and is qualified in its entirety by reference to the provisions of the Virginia Act.

    The Board of Directors of the Company has approved the Offer and the Merger and recommended acceptance of the Offer by holders of Shares and approval (if required by the Virginia Act) by holders of Shares. The Board of Directors of the Company has also taken actions to exempt Varlen, the Purchaser, their respective direct and indirect subsidiaries and the Offer and the Merger from the restrictions and provisions of the Affiliated Transactions Statute and Control Share Acquisitions Statute as well as from the super-majority shareholder vote provisions of Article I of the Company's Charter. In addition, in connection with Section 13.1-730 (DISSENTER'S RIGHTS) of the Virginia Act, the Board of Directors of the Company has approved the Merger by a majority of "disinterested directors" (as defined in Section 13.1-725 of the Virginia Act). See Section 11.

    In 1995, in WLR FOODS, INC. V. TYSON FOODS INC., the United States Court of Appeals for the Fourth Circuit ruled that four Virginia anti-takeover statutes, including the Affiliated Transactions Statute, the Control Share Acquisitions Statute, the "poison pill statute" and the "business judgment statute" contained in the Virginia Act are not preempted by applicable federal securities law, are constitutional and, even though the statutes favor incumbent management over bidders, do not impermissibly restrict the ability of a bidder to take over a Virginia corporation.

    A number of states have adopted takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, the Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in EDGAR
V. MITE CORP., held that the Illinois Business Takeovers Statute, which as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In 1987, however, in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated therein. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

    Except as described herein, the Purchaser does not know whether the Offer is subject to any state takeover statutes and neither Varlen nor the Purchaser has attempted to comply with any state takeover statutes in connection with the Offer. Should any person seek to apply any such statute to the Offer, Varlen and the Purchaser reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer and an appropriate court does not determine that such laws are inapplicable or invalid as applied to the Offer, the Purchaser may be required to file certain information with, or receive approvals from, the relevant state authorities, or the Purchaser might be unable to purchase and accept for payment or pay for Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In the circumstances described above, the Purchaser may not be obligated to accept for purchase and payment or pay for any Shares tendered.

    16. EXTENSION OF TENDER PERIOD, TERMINATION AND AMENDMENTS. The Acquisition Agreement provides that the Offer may not be amended to reduce the price to be paid per Share, change the form of consideration to be paid in the Offer or the Merger, increase the Minimum Condition or amend the terms of the Offer in a manner that is materially adverse to the holders of the Shares. Subject to such restrictions, the Purchaser expressly reserves the right, in its sole discretion, at any time from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. If the Purchaser shall decide, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares or make any other material change in the terms of the Offer (including the Minimum Condition) or the information concerning the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum ten-business day period from the date of announcement thereof is required to allow for adequate dissemination to shareholders and investor response. If, prior to the Expiration Date, the Purchaser should decide to increase the price per Share being offered in the Offer, such increase will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer. As used in this Offer to Purchaser, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

    The Purchaser also expressly reserves the right (i) to delay payment for any Shares, regardless of whether such Shares were theretofore accepted for payment, or to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted or paid for, upon the occurrence of any of the conditions specified in Section 13 by giving oral notice thereof to the Depositary, and
(ii) subject to the restrictions set forth in the Acquisition Agreement, at any time or from time to time, to amend the Offer in any respect. See Section 13. Any extension, delay, termination, waiver or amendment of the Offer will be followed, as soon as practicable, by public announcement thereof, and such announcement in the case of an extension will be made in accordance with Rule 14e-1(d) no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to either the Dow Jones or Reuters News Services and making any appropriate filing with the Commission.

    If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

    17. CERTAIN FEES AND EXPENSES. Lehman Brothers Inc. ("Lehman") is acting as Dealer Manager for the Offer and as financial advisor to Varlen in connection with the transactions described in this Offer to Purchase. Pursuant to an engagement letter dated March 15, 1996 (the "Engagement Letter"), Varlen has agreed to pay Lehman an advisory fee in connection with the acquisition of the Company, in one or a series or combination of transactions whereby, directly or indirectly, control (i.e., 51% of the Shares of the Company), or substantially all of the assets of the Company or any of its affiliates is transferred to Varlen or Purchaser or any of their affiliates (an "Acquisition"), of 0.75% of the gross value of all cash, securities and other property paid directly or indirectly by Varlen and/or the Purchaser in connection with an Acquisition (the "Consideration"); provided that the Acquisition occurs on or prior to December 31, 1998 (the "Termination Date"). Varlen has further agreed that in the event that Varlen or the Purchaser shall acquire less than 50% of the Shares but more than 20% of the Shares outstanding on a fully diluted basis prior to the
Termination Date, and during such period Varlen or Purchaser shall have a designee appointed to the Company's Board of Directors, then Varlen has agreed to pay to Lehman an advisory fee of 0.75% of the price paid by the Company for such shares. Varlen has agreed to pay Lehman the foregoing fees as follows: (x) one-third upon commencement of an Acquisition and (y) two-thirds upon consummation of an Acquisition. Pursuant to the Dealer Manager Agreement, dated June 20, 1996, Varlen has also agreed to pay Lehman a fee equal to $.065 per Share for each Share accepted for payment in the Offer as compensation for serving as Dealer Manager for the Offer, which amount will be credited against the above-described advisory fee being paid to Lehman by Varlen. In addition, Varlen has agreed to reimburse Lehman for its reasonable expenses (including professional fees and expenses of up to $10,000, plus 50% of its reasonable professional fees and expenses in excess of $10,000, up to a maximum of $50,000) and has agreed to indemnify Lehman against certain liabilities and expenses in connection with their engagement. The amount of the total advisory fees and reimbursable expenses payable to Lehman pursuant to the Engagement Letter, if the Acquisition is consummated, is currently estimated not to exceed $1.4 million.

    The Purchaser has retained D.F. King & Co. to act as Information Agent and Harris Trust Company of New York to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the offer to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for services relating to the Offer in addition to reimbursement of reasonable out-of-pocket expenses. The Purchaser has agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer including certain liabilities under the federal securities laws.

    Neither Varlen nor the Purchaser will pay any fees or commissions to any broker, dealer or other person (other than the above-described fee to Lehman) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

    18. MISCELLANEOUS. The Purchaser is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    Varlen and the Purchaser have filed with the Commission a Tender Offer Statement on Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Tender Offer Statement and any amendments thereto, including exhibits, may be obtained in the manner described in Section 8 with respect to information concerning the Company, except that such information will not be available at the regional offices of the Commission.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF VARLEN OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                                        BAS, Inc.

                                                                      SCHEDULE A

          DIRECTORS AND EXECUTIVE OFFICERS OF VARLEN AND THE PURCHASER

    The names and principal business positions for the past five years of each director and executive officer of Varlen are set forth below. The business address of each such person is 55 Shuman Boulevard, P.O. Box 3089, Naperville, Illinois 60566-7089. All persons listed below are citizens of the United States of America.

                NAME                             PRINCIPAL BUSINESS POSITIONS FOR THE PAST FIVE YEARS
- ------------------------------------  ---------------------------------------------------------------------------
Richard L. Wellek                     Director;  President and Chief Executive Officer of Varlen since 1983. From
                                      1968 through 1983 he  held various executive  and operational positions  at
                                      Varlen.

Vicki L. Casmere                      Vice  President, General  Counsel and  Secretary since  April 1,  1996. Ms.
                                      Casmere served as Corporate Counsel of Caremark Inc. from 1992 to 1996  and as  Vice  President of  Caremark Inc.  from 1994  to 1996.  Previously, Ms.
                                      Casmere served as Corporate Counsel  of Baxter Healthcare Corporation  from
                                      1988 to 1992.

Rudolph Grua                          Director;  Vice Chairman of General  Binding Corporation, a manufacturer of business machines and related supplies,  since January 1995 and a  director since  May 1984. Prior  to January 1995,  Mr. Grua was  President and Chief
                                      Executive Officer of  General Binding  Corporation, positions  he had  held since May 1984.

George W. Hoffman                     Railroad  Group Vice President since 1990.  Mr. Hoffman was an Executive at
                                      Keystone Railway Equipment Company,  a subsidiary of  Varlen, from 1979  to
                                      1994.

Raymond A. Jean                       Executive   Vice  President   and  Chief  Operating   Officer  since  1993.
                                      Previously, Mr. Jean served as Group Vice President from 1988 to 1992.

Ernest H. Lorch                       Director; Of  Counsel  to  Whitman  Breed Abbott  &  Morgan,  attorneys,  a position  he has held since January 1993.  He retired as Chairman and Chief
                                      Executive Officer of The Dyson-Kissner-Moran Corporation ("DKM"), a private investment company,  in December  1992, a  position he  held since  January
                                      1992.  DKM owned approximately 30%  of the Common Stock  of Varlen prior to
                                      Varlen's purchase of all of the Varlen shares owned by DKM in January 1993.
                                      Mr. Lorch was President of DKM from June 1984 to January 1992. Mr. Lorch is also a director of Tyler Corporation, a retail supplier of automotive parts that also provides products for fundraising programs.

L. William Miles                      Director;  Vice  President  for  Administration  at  Fairfield  University,
                                      Connecticut,  a position he has held since July 1992. From February 1988 to
                                      June 1992 he was Senior Vice  President of Call Interactive, a provider  of interactive  telephone services.  Mr. Miles  is also  a director  of Bouton
                                      Corporation, a manufacturer of safety glasses.

Richard A. Nunemaker                  Vice President, Finance and Chief Financial Officer since 1991. Previously,
                                      Mr. Nunemaker served as Vice President and Controller from 1987 to 1991.

                NAME                             PRINCIPAL BUSINESS POSITIONS FOR THE PAST FIVE YEARS
- ------------------------------------  ---------------------------------------------------------------------------
Greg A. Rosenbaum                     Director; President of Palisades Associates,  Inc., a merchant banking  and consulting  company, since August  1989. Mr. Rosenbaum  is also director of
                                      Richey  Electronics,  Inc.,  a  distributor  of  electronic  components,  a position he has held since 1993.

Joseph J. Ross                        Director; Chairman, President and Chief Executive Officer of Federal Signal
                                      Corporation,  a manufacturer of public safety, signaling and communications equipment. He has been Chairman of  Federal Signal since February 1990  and has  served as  its President  and Chief  Executive Officer  since December
                                      1987.

Theodore A. Ruppert                   Director; For  more than  the last  five years,  a general  partner in  the
                                      Village  Development  Partnership,  a real  estate,  manufacturing  and oil development holding company; Chairman, Chief Executive Officer and director of Glaize Development Corporation, a real estate developer; and a  director of Pioneer Bank & Trust Company.

               DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER

    The names and principal business positions for the past five years of the director and executive officers of the Purchaser are set forth below. The business address of each such person is 55 Shuman Boulevard, P.O. Box 3089, Naperville, Illinois 60566-7089. All persons listed below are citizens of the United States of America. For further information regarding such persons, see "Directors and Executive Officers of Varlen."

                NAME                                         POSITION
- ------------------------------------  -------------------------------------------------------
Richard L. Wellek                     Director and President

Richard A. Nunemaker                  Vice President and Treasurer

Vicki L. Casmere                      Vice President and Secretary

    Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:

                        HARRIS TRUST COMPANY OF NEW YORK

                            ----------------

        BY MAIL:           BY OVERNIGHT COURIER:          BY HAND:

  Wall Street Station       77 Water Street, 4th       Receive Window
     P.O. Box 1010                 Floor            77 Water Street, 5th
   New York, New York     New York, New York 10005         Floor
       10268-1010                                    New York, New York
                                                           10005
                                BY FACSIMILE
                               TRANSMISSION:
                               (FOR ELIGIBLE
                             INSTITUTIONS ONLY)
                               (212) 701-7636
                               (212) 701-7637

                            CONFIRM FACSIMILE BY
                                 TELEPHONE:

                               (212) 701-7624

                             ---------------------

    Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                            (212) 269-5550 (collect)
                                       or

                         Call Toll Free: 1-800-848-3402

                      THE DEALER MANAGER FOR THE OFFER IS:

                                LEHMAN BROTHERS
                            3 WORLD FINANCIAL CENTER
                            NEW YORK, NEW YORK 10285
                         (212) 526-2864 (CALL COLLECT)